Exhibit 10.6

September 16, 2020

Mr. Rajesh Nambiar
FW-16, 04B, M3M Golf Estate Sector 65, Golf Course Extn Road Gurgaon 122102
Harayana India

Dear Rajesh,

It was a great pleasure interacting with you over the last few weeks. Each member of our senior management team was impressed with your experience and expertise. We refer to our discussions with you and are pleased to offer you employment with Cognizant Technology Solutions India Private Limited (“Cognizant” or “Company”). Your appointment with us will be as Chairman, Cognizant India, a position of the Executive Vice President level within the overall organization of Cognizant Technology Solutions Corporation (“CTSC”) and its consolidated subsidiaries, and your place of posting will be Gurgaon, India.

Your targeted Annual Total Compensation (ATC) with Cognizant will be INR. 73, 440, 000, consisting of Annual Gross Compensation (AGC) of INR. 36,720,000 and an Incentive Indication of INR. 36,720,000. The actual amount, if any, of incentive compensation you will be eligible to receive will depend on your performance and the performance of CTSC and its consolidated subsidiaries, including Cognizant. The other details about your compensation are presented in Annexure A.

Your appointment will be governed by the terms and conditions of employment presented in Annexure B

Subject to the approval of the Compensation Committee of the Board of Directors of CTSC, you will be granted awards of RSUs and PSUs as set out in Annexure C.

In addition to above mentioned components, you will also be eligible to receive a sign on bonus as per the terms and conditions set out in Annexure D.

We request you to join us on or before November 1, 2020.

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Please note:

•This appointment is subject to satisfactory professional reference checks and satisfactory completion of CTSC’s Directors & Officers Questionnaire.

•This offer is valid for 3 months only from the date of offer. Any extension in said validity shall be at the discretion of Cognizant and shall be communicated to you in writing.

•Prior to commencing employment with Cognizant, you must provide Cognizant with evidence of your right to work in India and other such documents as Cognizant may request.

We welcome you and look forward to a mutually rewarding association. Thanking you. Yours sincerely,
For Cognizant Technology Solutions India Private Limited.

/s/ Suresh Bethavandu
Suresh Bethavandu
Global Head – Talent Acquisition

I have read the offer, understood and accept the above mentioned terms and conditions. Signature: /s/ Rajesh Nambiar    Date:

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Annexure A

NAME: Rajesh Nambiar    DESIGNATION: Chairman, India and EVP

Sl. No.	Description	Monthly	Annual
1	Basic	1,071,000	12,852,000
2	HRA @60% of basic*	642,600	7,711,200
3	Medical Allowance*	1,250	15,000
4	Company's contribution of PF#	128,520	1,542,240
5	Special Allowance*	1,216,630	14,599,560
	Annual Gross Compensatio (AGC)		36,720,000
	Incentive Indication (per annum)**		36,720,000
	Annual Total Compensation (ATC)		73,440,000
	Company’s contribution toward benefits (Medical, Accident and Lif Insurance)		33,000
	Annual Total Remuneration		73,473,000

As an associate you are also entitled to the following additional benefits:

•Floating Medical Insurance Coverage
•Round the Clock Group personal accident Insurance coverage
•Group Term Life Insurance Coverage
•Employees’ compensation insurance benefit as per the Employees’ Compensation Act, 2010
•Gratuity, on separation after 4 years and 240 calendar days of continuous service, payable as per Payment of Gratuity Act
•Women associates joining Cognizant will be entitled to Maternity leave as per the Maternity Benefit (Amendment) Act, 2017

Provident Fund Wages

•For the purpose of computing contribution to Provident Fund, Pension Fund & EDLI Scheme, “Monthly Gross Salary” as per Annexure A of this letter excluding “Advance Statutory Bonus” & “House Rent Allowance” will be considered. This does not include payments made through “Special Payout”.

•Determination of PF Wages for the purpose of contribution: PF contribution shall be payable on the earned PF wages or PF wages as per this letter, whichever is lesser.

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* Flexible Benefit Plan: Your compensation has been structured to ensure that you are adequately empowered to apportion components of your salary in a manner that suits you the best. This plan will enable you to
1.Choose from a bouquet of allowance or benefits
2.Redefine your salary structure within prescribed guidelines
3.Optimize your earnings

** Incentive Indication: Incentive amount may be higher, lower, or nil as per the terms described herein. The incentive program is discretionary, subject to change, and based on individual performance and the performance of CTSC and its consolidated subsidiaries, including Cognizant. It is pro-rated to the duration spent with Cognizant for the calendar year and will be paid to you only if you are active on Cognizant’s payroll on the day the incentive is paid.

Note:
•Any statutory revision of Provident Fund/ESI Contribution or any other similar statutory benefits will result in a change in the Net take home salary and the Annual Gross Compensation will remain the same.
•Cognizant has made this offer in good faith after expending significant time and resources in the hiring process. We hope you will join us, but appreciate your right to pursue another path. Your formal commitment to joining us forms the basis of further planning and client communication at Cognizant. If you renege on the commitment and decide not to join us after signing the offer letter, Cognizant reserves the right to not consider you for future career opportunities in the company. We look forward to welcoming you to Cognizant.

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Annexure B

General Terms and Conditions of Employment

Your employment with the Company shall be governed by the terms and conditions of the employment, along with all Annexures present in this letter and compliance with all Policies of the Company, as notified to you from time to time.

1.Statement of facts

Cognizant has made the offer of employment on the basis of the bonafide statements and facts provided by you in your application form for employment. At the time of employment or during employment, if Cognizant finds the information provided to be false or misleading, the Company reserves the right to terminate your services.

2.Duties and Responsibilities

a.During working hours, you shall use your best energies and abilities to serve Cognizant faithfully and devote your time, attention and abilities to the business of Cognizant. You shall comply with the rules, regulations, policies and procedures, as notified by Cognizant in letter and spirit.

b.You shall not, without the company’s prior written consent, in any way, directly or indirectly engage with any other business or employment during or outside your hours of work in the company. You are not allowed to undertake any other gainful employment, business, assume any public office or private office, honorary or remunerative position, without prior written permission of Cognizant. During your employment, you shall not directly or indirectly engage in any conduct averse to the best interests of the company. In addition, you shall not divulge any confidential information or violate any agreement with your prior employers or their clients.

c.You shall sign and subscribe to the relevant policies of the Company, including but not limited to:

i.The Proprietary Rights and Non-Disclosure Agreement
ii.The Code of Business Conduct and Ethics
iii.Prohibition on Disclosure or Use of inside Information
iv.Default User Rights On Cognizant Network

3.Place of work

You will be in employment at any one of Cognizant’s offices as per business requirement.

4.Conduct
You agree that at all times you will faithfully, industriously, and to the best of your skill, ability, experience and talents, perform all of the duties required of your position. In carrying out these duties and responsibilities, you shall comply with all policies, procedures, rules and regulations, both written and oral, as are announced by the Company from time to time shall honor and comply with all rules and policies of the Company and statutory requirements under Law, in letter and spirit.

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5.Confidentiality

a.During the course of the work you may learn information that is private, business sensitive or confidential. This information may concern or relate to the clients or other parties with which the Company has dealings. You must keep the information as secret and must not, without specific written permission from the company, disclose any such information, from whatever source and however you may learn it, to any person or third party.
A breach of the confidentiality as specified above may serve as cause to termination of your employment. The obligations imposed on you under this clause will stay in effect and continue even if you leave the employment of Company for whatever reason.

c. You shall not take copies of confidential documents or information for your own purposes and forthwith upon termination, you shall return to the Company all documents, records and accounts in any form (including electronic, mechanical, photographic & optical recording) relating to matters concerning the business or dealings or affairs of the Company.
d. You shall not during your employment and at all times thereafter do or say anything that may cause direct or indirect damage to the business of the Company.

6.Separation from the company

a.Either party may terminate the agreement by providing 60 days “Notice Period”.

b.If your services are terminated by the Company due to misdemeanor, unsatisfactory performance or any other disciplinary matter or based on management decisions, the Company will pay your salary for the Notice Period starting from the date on which Company informs you of such matter. If the termination of services is for reasons mentioned under (a). above, no salary shall be payable for the Notice Period.

10. Entire Agreement - This letter contains the entire agreement between the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to your employment and shall be amended or modified only by written instrument signed by both the parties hereto.

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Annexure C

RSU AND PSU AWARDS

Subject to approval from the Compensation Committee of the Board of Directors of CTSC (the “Compensation Committee”), you will be granted awards of restricted stock units with vesting based on duration of employment (“RSUs”) and restricted stock units with vesting based on the satisfaction of performance criteria and duration of employment (“PSUs”), as provided for under Article Nine of CTSC’s 2017 Incentive Award Plan (the “Plan”), subject to the vesting and other terms set forth herein and the terms and conditions of the Plan and the Cognizant Technology Solutions Corporation Restricted Stock Unit Award Grant Notice and Award Agreement and the Cognizant Technology Solutions Corporation Performance-Based Restricted Stock Unit Award Grant Notice and Award Agreement, respectively, approved by the Compensation Committee under the Plan concurrently herewith, to persons employed by CTSC or any of its consolidated subsidiaries.

Each grant and all vesting’s of RSUs and PSUs contemplated under this agreement are subject to your remaining in employment with Cognizant through the applicable grant or vesting date (as applicable).

RSUs

Your targeted annual compensation in the form of RSUs (using the grant date fair value of awards) will be
$750,000 (the “RSU Target”). To achieve such targeted annual compensation, for 2020, assuming the grant date (the “Grant Date”) is during the fourth calendar quarter of 2020, on the Grant Date you will receive an award of RSUs with a Grant Date fair value (i.e., based on the closing share price of CTSC on such date) of
$937,500 and vesting in nine successive quarterly installments as follows: (i) 1/5th of the units shall vest on the first three-month anniversary of the Grant Date, (ii) 2/3rds of 1/5th of the units shall vest on each of the second, third, fourth and fifth three-month anniversaries of the Grant Date, (iii) 1/3rd of 1/5th of the units shall vest on each of the sixth, seventh, eighth and ninth three-month anniversaries of the Grant Date..

For 2021 and subsequent years, you will receive an annual award of RSUs with a grant date fair value equal to the RSU Target with the grant occurring during the first calendar quarter and vesting in twelve successive quarterly installments (subject to any RSU program changes adopted by the Compensation Committee and applicable to CTSC executives generally, including as to grant amount, award type, timing, vesting or otherwise).

You will also receive on the Grant Date a one-time, non-recurring award of RSUs. Such award of RSUs will have a Grant Date value of $2,250,000 and will vest in twelve successive quarterly installments, with 1/12th of such RSUs vesting on the first three-month anniversary of the Grant Date (the “First Quarterly Vesting Date”), and an additional 1/12th of such RSUs vesting on each three-month anniversary of the First Quarterly Vesting Date until all such RSUs shall have vested.

For 2020, both your regular and one-time RSU awards will be granted on or before December 31, 2020.

All aforementioned components of your compensation will be subject to customary deductions and withholdings as required by law or as authorized by you.

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PSUs

Your targeted annual compensation in the form of PSUs (using the grant date fair value of awards) will be
$750,000 (the “PSU Target”). You will not receive an award of PSUs for 2020. For 2021 and subsequent years, on the applicable date that PSU grants are made to executive vice presidents of CTSC generally, you will receive an award of PSUs with a grant date fair value equal to the PSU Target, with such performance metrics and targets and vesting terms consistent with similarly situated executives. The terms of the PSUs, including the performance metrics, targets and measurement period, vesting terms, any discretionary component and any aspect that is tailored to a particular executive or group of executives in a manner aligned to the responsibilities of and performance goals established for such executive or group of executives, will be determined by the Compensation Committee in its sole discretion.

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Annexure D SIGN ON BONUS
In connection with your joining Cognizant, you will receive a sign on bonus of INR. 40,392,000 that will be paid in three installments. The details are as below:

•The first installment, in the amount of INR.25,704,000/-, will be paid after completion of 30 days of service with Cognizant
•The second installment, in the amount of INR.7,344,000. /-, will be paid after completion of twelve months of service with Cognizant.
•The third installment, in the amount of INR. 7,344,000 /-, will be paid after completion of 24 months of service with Cognizant.

Kindly note the points below:
1.The sign on bonus will be subject to statutory and income tax deductions as applicable.
2.You will be obligated to return any sign on bonus amounts paid to you in the event of your departure from Cognizant within one year of joining.

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